Exhibit (d)(2)

TENDER AND SUPPORT AGREEMENT

          TENDER AND SUPPORT AGREEMENT (this “Agreement”) dated as of May 14, 2007, among Linear LLC, a California limited liability company (“Purchaser”), and John Waldstein (the “Securityholder”).

          WHEREAS, as of the date hereof, the Securityholder is the holder of 197,172 Shares (all such directly owned Shares that are outstanding as of the date hereof, together with any Shares that are hereafter issued to or otherwise acquired or owned by the Securityholder prior to the termination of this Agreement (including pursuant to any exercise of Company Options or exercise or conversion of other securities, or stock dividend, distribution, split-up, recapitalization, combination or similar transaction) being hereinafter referred to as the “Subject Shares”);

          WHEREAS, as a condition to their willingness to enter into the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), among Purchaser, Acquisition Sub 2007-2, Inc., a Massachusetts corporation and wholly-owned subsidiary of Purchaser (“Merger Sub”), and Nortek, Inc., a Delaware corporation, and Target, Inc., a Massachusetts corporation (the “Company”), Purchaser has required that the Securityholder, and in order to induce Purchaser to enter into the Merger Agreement the Securityholder (in the Securityholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement; and

          WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement;

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1.

AGREEMENT TO TENDER

1.01   Agreement to Tender.

          The Securityholder shall validly tender or cause to be tendered in the Offer all of the Securityholder’s Subject Shares pursuant to and in accordance with the terms of the Offer.  Prior to the expiration of the Offer, the Securityholder shall (i) deliver to the depositary designated in the Offer (the “Depositary”) (A) a letter of transmittal with respect to his Subject Shares complying with the terms of the Offer, (B) a certificate or certificates representing the Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of a book-entry transfer of any uncertificated Subject Shares and (C) all other documents or instruments required to be delivered by other stockholders of the Company pursuant to the terms of the Offer, and/or (ii) instruct his broker or such other Person that is the holder of record of any Subject Shares beneficially owned by the Securityholder to tender such Subject Shares pursuant to and in accordance with the terms of the Offer.  The

Securityholder agrees that once his Subject Shares are tendered into the Offer, he will not withdraw any of such Subject Shares from the Offer, unless and until (i) the Offer shall have been terminated in accordance with the terms of the Merger Agreement or (ii) this Agreement shall have been terminated in accordance with Section 5.03 hereof.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES OF THE SECURITYHOLDER

          The Securityholder represents and warrants to Purchaser as to himself, that:

2.01.  Authorization; Binding Agreement.

          The execution, delivery and performance by the Securityholder of this Agreement and the consummation of the transactions contemplated hereby are within his legal capacity and requisite powers.  This Agreement constitutes a legal, valid and binding agreement of the Securityholder enforceable against the Securityholder in accordance with its terms, subject to the Enforceability Exceptions.

2.02.  Non-Contravention.

          The execution, delivery and performance by the Securityholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate any Law applicable to the Securityholder, (b) require any Consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which the Securityholder is entitled under any provision of any agreement or other instrument binding on the Securityholder or (c) result in the imposition of any Encumbrance on any asset of the Securityholder, in each case such as would impair or adversely affect such Securityholder’s ability to perform his obligations hereunder.  No Consent from or with any Governmental Authority is required in connection with the execution and delivery of this Agreement by the Securityholder or the consummation by the Securityholder of the transactions contemplated hereby, except for applicable requirements, if any, under the Exchange Act and any other applicable state or federal securities laws and for such Consents the absence of which would not impair or adversely affect the Securityholder’s ability to perform his obligations hereunder.

2.03.  Ownership of Subject Shares; Total Shares.

          The Securityholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of his Subject Shares and, as of the date of Merger Sub’s acceptance of the Shares in the Offer, such Subject Shares will be free and clear of any Encumbrance and any other limitation or restriction (including any restriction on the right to vote or otherwise transfer such Subject Shares), except as provided hereunder or pursuant to any applicable restrictions on transfer under the Securities Act.  As of the date hereof, the Securityholder does not own, beneficially or otherwise, any Shares, Company Options or other securities of the Company other than (x) the number of Shares set forth above in the first “WHEREAS” clause and (y) the

Company Options set forth opposite the Securityholder’s name on Section 2.2(f) of the Company Disclosure Schedule.

2.04.  Voting Power.

          The Securityholder has full voting power, with respect to his Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of his Subject Shares.  None of the Securityholder’s Subject Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such shares, except as provided hereunder.

2.05.  Reliance By Purchaser.

          The Securityholder understands and acknowledges that Purchaser is entering into the Merger Agreement in reliance upon the Securityholder’s execution and delivery of this Agreement.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to the Securityholder that:

3.01.  Authorization; Binding Agreement.

          Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and the execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby are within its corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational actions on the part of Purchaser.  This Agreement constitutes a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

3.02.  Non-Contravention.

          The execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not (a) violate any Law applicable to Purchaser, (b) require any Consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Purchaser is entitled under any provision of any agreement or other instrument binding on Purchaser or (c) result in the imposition of any Encumbrance on any asset of Purchaser, in each case such as would impair or adversely affect Purchaser’s ability to perform its obligations hereunder.  No Consent from or with any Governmental Authority is required in connection with the execution and delivery of this Agreement by Purchaser or the consummation by it of the transactions contemplated hereby, except for applicable requirements, if any, under the Exchange Act and any other applicable state or federal securities laws and for such Consents the absence of which would not impair or adversely affect Purchaser’s ability to perform its obligations hereunder.

ARTICLE 4.

ADDITIONAL COVENANTS OF THE SECURITYHOLDER

          The Securityholder hereby covenants and agrees as to himself, that:

4.01.  Voting of Subject Shares.

          At every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, the Securityholder shall, or shall cause the holder of record on any applicable record date to, vote his Subject Shares (to the extent that any of the Securityholder’s Subject Shares are not purchased in the Offer) (a) in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, (b) against (i) any agreement or Company action regarding any Company Takeover Proposal, (ii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its subsidiaries (iii) any agreement or Company action that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or (iv) any agreement or Company action that would reasonably be expected to prevent, impede, interfere with or delay the transactions contemplated by the Merger Agreement or that would reasonably be expected to dilute the benefits to Purchaser and its affiliates of the transactions contemplated by the Merger Agreement and (c) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of stockholders.

4.02.  Irrevocable Proxy.

          In order to secure the performance of the Securityholder’s obligations under this Agreement, by entering into this Agreement, the Securityholder hereby irrevocably grants a proxy appointing such persons as Purchaser designates as the Securityholder’s attorney-in-fact and proxy, with full power of substitution, for and in his name, place and stead, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 4.01 as such attorney-in-fact and proxy, in his or her sole discretion, deems proper with respect to the Securityholder’s Subject Shares until the termination of this Agreement in accordance with Section 5.03 hereof.  The Securityholder hereby revokes any and all previous proxies granted with respect to his Subject Shares.  The Securityholder hereby affirms that the irrevocable proxy set forth in this Section 4.02 is given in connection with the execution of the Merger Agreement and granted in consideration of Purchaser entering into this Agreement and Purchaser and Merger Sub entering into the Merger Agreement and affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, except that this irrevocable proxy shall be revoked automatically, without any notice or other action by any person, upon the termination of this Agreement in accordance with Section 5.03 hereof.  The Securityholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.  This proxy and power of attorney is irrevocable and coupled with an interest and is executed and intended to be irrevocable.  The Securityholder shall execute and deliver to Purchaser any proxy cards that the Securityholder receives to vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby.

4.03.  No Transfers; No Inconsistent Arrangements.

          (a)          Except as provided hereunder or under the Merger Agreement, the Securityholder shall not, directly or indirectly, (i) transfer (which term shall include any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to or permit any such transfer of, any or all of his Subject Shares, or any interest therein, or create or permit to exist any Encumbrance on any such Subject Shares, (ii) enter into any contract, agreement, arrangement or understanding with respect to any transfer of such Subject Shares or any interest therein, (iii) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Subject Shares, (iv) deposit or permit the deposit of such Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Shares or (v) take or permit any other action that would in any way restrict, limit or interfere with the performance of his obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of the Securityholder herein untrue or incorrect.

          (b)          Any attempted transfer of Subject Shares, or any interest therein, in violation of this Section 4.03 shall be null and void. In furtherance of this Agreement, the Securityholder shall and hereby does authorize the Company and Purchaser’s counsel to notify the Company’s transfer agent that there is a stop transfer restriction with respect to all of his Subject Shares (and that this Agreement places limits on the voting and transfer of his Subject Shares); provided that any such stop transfer restriction shall terminate automatically, without any notice or other action by any Person, upon the termination of this Agreement in accordance with Section 5.03 hereof.

4.04.  Certain Transactions.

          In the event that (a) the Merger Agreement is terminated by Purchaser pursuant to Section 7.1(d) or Section 7.1(f) or by the Company pursuant to Section 7.1(g) and (b) within twelve (12) months of such termination, the Securityholder sells, transfers or otherwise disposes of his Subject Shares and/or realizes the value of any Company Options or other securities or rights directly or indirectly exercisable for, or convertible into, or whose value is otherwise determined by reference to, Shares (any such other securities or rights being referred to herein collectively, with Company Options, as “Other Securities”) pursuant to any Company Takeover Proposal or a definitive agreement for a Company Takeover Proposal is entered into, the Securityholder shall pay to Purchaser, following receipt of proceeds in connection with the consummation of such a Company Takeover Proposal, an amount in cash, in immediately available funds as directed in writing by Purchaser, equal to (x) 0.5 multiplied by (y) the aggregate number of Subject Shares sold, transferred or otherwise disposed of by such Securityholder (and in the case of Other Securities whose value is realized by such Securityholder, the aggregate number of Shares underlying such Other Securities), multiplied by (z) the difference of (a) the cash price per share (or the fair market value per share, if securities or other consideration is received) received by holders of Shares in such Company Takeover Proposal (to the extent greater than the Offer Price), minus (b) the Offer Price.  To the extent that the consideration received by the Securityholder in a Company Takeover Proposal is cash, the Securityholder shall pay any amount payable pursuant to this Section 4.04 in connection with the receipt thereof upon demand; to the extent that the consideration received by the Securityholder in a Company Takeover Proposal is securities or other non-cash consideration, the Securityholder shall pay any amount payable pursuant to this Section 4.04 in connection with the receipt thereof within 12 months of the receipt of such securities or other consideration.  For purposes of this Section 4.04, fair market value shall mean, in the case of securities, the value of such securities, as determined by the average of the last sales prices for such securities on the five trading days ending five trading days prior to the date of the consummation of the applicable Company Takeover Proposal.  If such securities do not have an existing public trading market or there is other consideration provided, the value of the securities or other consideration, as the case may be, shall be the fair market value on the day prior to the consummation of the applicable Company Takeover Proposal as mutually agreed in good faith by the board of directors of Purchaser and the Securityholder.  For purposes of this Section 4.04, a “Company Takeover Proposal” shall have the meaning set forth in Section 4.8 of the Merger Agreement, except that references to “20%” in such definition shall be replaced by “66-2/3%.”  Notwithstanding anything to the contrary herein, if the price per share for Shares in any consummated Company Takeover Proposal is less than the Offer Price, no Securityholder shall be liable to, or owe any payment to, Purchaser with respect to such Securityholder’s Subject Shares or Other Securities.

4.05.  No Solicitation.

          Subject to Section 5.14, the Securityholder hereby agrees to comply with the provisions of Section 4.8 of the Merger Agreement as if a party thereto.  The Securityholder, in his capacity as an officer and director of the Company, hereby acknowledges and agrees to the provisions of Section 4.8 of the Merger Agreement that apply to him in such capacity.

4.06.   No Exercise of Appraisal Rights.

          The Securityholder agrees not to exercise any appraisal rights or dissenter’s rights in respect of his Subject Shares which may arise with respect to the Merger.

4.07.  Legends.

          If so requested by Purchaser, the Securityholder agrees that his Subject Shares shall bear a legend stating that they are subject to this Agreement; provided that the Company shall remove such legend upon the termination of this Agreement in accordance with Section 5.03 hereof.

4.08.  Documentation and Information.

          The Securityholder (i) consents to and authorizes the publication and disclosure by Purchaser and its affiliates of his identity and holding of Subject Shares, the nature of his commitments and obligations under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Purchaser reasonably determines is required to be disclosed by applicable Law in any press release, the Offer Documents, or any other disclosure document in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement and (ii) agrees promptly to give to Purchaser any information it may reasonably require for the preparation of any such disclosure documents.  The Securityholder agrees to promptly notify Purchaser of any required corrections with respect to any written information supplied by him specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

ARTICLE 5.

MISCELLANEOUS

5.01.  Notices.

          All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Purchaser, to:

Acquisition Sub 2007-2, Inc.
c/o Nortek, Inc.
50 Kennedy Plaza
Providence, RI 02903
Attention: General Counsel
Facsimile: 401-751-9844

with a copy to:

Ropes & Gray LLP
One International Place
Boston, MA 02110
Attention: John B. Ayer
Facsimile: (617) 951-7050

if to the Securityholder, to

John Waldstein
c/o International Electronics, Inc.
427 Turnpike Street
Canton, MA 02021
Facsimile: 781-821-4443

with a copy to:

Choate, Hall & Stewart LLP
Two International Place
Boston, MA 02110
Attention: James W. Hackett, Jr.
Facsimile: (617) 248-4000

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

5.02.  Further Assurances.

          The Securityholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements and other instruments as Purchaser may reasonably request to carry out the transactions contemplated by this Agreement.

5.03.  Termination.

          This Agreement shall terminate automatically, without any notice or other action by any person, upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms and (b) the Effective Time; provided, however, that any such termination, under clause (a) herein, shall not effect the provisions of Section 4.04 and this Article 5, which shall continue in full force and effect thereafter.

5.04.  Survival of Representations And Warranties.

          The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

5.05.  Amendments and Waivers.

          (a)          Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

          (b)          No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

5.06.  Expenses.

          Except as otherwise provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

5.07.  Binding Effect; Benefit; Assignment.

          (a)          The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, administrators, executors and permitted assigns.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their successors, heirs, personal representatives, administrators, executors and permitted assigns.

          (b)          No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Purchaser may assign any or all of its rights or delegate any or all of its obligations hereunder, and may transfer, sell or otherwise dispose of all or any part of its interest in Merger Sub, to any of its affiliates without such prior written consent.

5.08.  Governing Law.

          This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, without regard to the conflicts of law rules thereof.

5.09.  Waiver of Jury Trial.

          Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this agreement or the transactions contemplated hereby.

5.10.  Counterparts; Effectiveness.

          This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.11.  Entire Agreement.

          This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to its subject matter.

5.12.  Severability.

          If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

5.13.  Specific Performance.

          The parties hereto agree that Purchaser would be irreparably damaged if for any reason any Securityholder fails to perform any of his obligations under this Agreement, and that Purchaser would not have an adequate remedy at law for money damages in such event.  Accordingly, Purchaser shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, without the need to post bond or other security, in addition to any other remedy to which they are entitled at law or in equity.

5.14.  Securityholder Capacity.

          Notwithstanding anything herein to the contrary, nothing set forth herein shall in any way restrict the Securityholder in the exercise of his fiduciary duties as an officer or director of the Company (it being understood that this Agreement shall apply to the Securityholder solely in the Securityholder’s capacity as a holder of the Subject Shares).

[Remainder of page intentionally left blank.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LINEAR LLC

By:

Name:
Title

SECURITYHOLDER:

John Waldstein